Exhibit 14.1

CODE OF CONDUCT

To our employees and directors:

In the course of our work, each of us represents First Northern Community Bancorp to our customers, shareholders, and other members of the public.  Accordingly, we believe it is very important for each and every one of us to maintain the highest standards of ethical conduct.

This Code of Conduct provides the standards by which our professional and personal conduct can be measured.

Since it is not possible to anticipate all of the circumstances that might raise ethical questions, each employee and director is urged to interpret this Code in the broadest possible sense.  Even the appearance of improper conduct could be damaging to the employee or director and to First Northern Community Bancorp.

Compliance with the Code of Conduct is an important matter and violations will result in disciplinary action up to and including, if appropriate, termination of employment.  Therefore, each employee and director should carefully review the Code, both now and on an ongoing basis, to develop and maintain a full under-standing of its provisions.  If any questions arise about the Code or about conduct not addressed by the Code, or if you believe that the Code is being misinterpreted or violated, you should contact the Human Resources Director for guidance.

/s/ Sean P. Quinn
Sean P. Quinn, Chairman of the Board

/s/ Jeremiah Z. Smith
Jeremiah Z. Smith, President & CEO

September 18, 2024
Date

Table of Contents

Introduction	3
Reporting Procedures	3
Personal Conduct	3
Conflict of Interest	3
Self-Dealing/Handling Personal Transactions/Loans	5
Gifts/The Bank Bribery Act	5
Bequests or Legacies	6
Fiduciary (Trust) Appointments	6
Personal Financial Responsibility	6
Employee Borrowings	6
Personal Investments…….	6
Securities Trading and Investment Guidelines	7
Confidential Information	9
Protecting Bank Information	10
Books and Records, Accounting Controls and Disclosures	10
Use of the Bank's Name	10
Suspicious Activity Reports	11
Bank Examination Reports	11
Disclosure of Corporate News and Information	11
Information Regarding Past and Present Employees or Directors	11
Fidelity Coverage	11
Obeying Laws and Regulations	11
Money Laundering Activities/the Bank Secrecy Act/OFAC	12
Anti-Competitive Activities	13
Directors or Officers in Outside for Profit Companies	13
Directors or Officers in Nonprofit Companies and Civic and Charitable Organizations	13
Outside Employment	13
Solicitation And Distribution Activities	14
Advice To Customers	14
Speeches and Articles for Publication	14
Political Activities	15
Disciplinary Action	15

Introduction

This Code of Conduct applies to all employees, officers, and directors (“employee”) of First Northern Community Bancorp and its affiliates and subsidiaries (the “Bank”).

This Code of Conduct describes some of your responsibilities as an employee.  It recognizes that personal conduct directly and indirectly reflects upon the reputation and successful business operation of the Bank.

The following policies and guidelines are set forth to assist you in determining what is appropriate personal and professional conduct.  The Code of Conduct does not encompass all of our expectations; you should also familiarize yourself with the Employee Handbook and other policies and procedures that are applicable to you.  In general, the use of good judgment, coupled with high ethical standards, is your best guide.  If you have any questions regarding this Code or the appropriateness of any action or arrangement, you should seek the advice of your department manager or Human Resources Director.

The policies, rules, standards, and guidelines contained in this Code of Conduct do not establish enforceable employee rights, contractual or otherwise, and do not establish an employment relationship enforceable by employees.  They are not promises to employees and they are subject to change at any time without notice.  Employees continue to be employed at will; the at-will employment relationship shall continue unless changed in writing by an authorized company representative.

Reporting Procedures for Violations of this Code

All employees have a duty to report any violations of this Code, as well as violations of any laws, rules, or regulations.  Employees also have a duty to report any transaction or relationship that could reasonably be expected to give rise to a conflict of interest.  This would also include the reporting of any management override.  The term “management override” means over-ruling prescribed policies or procedures for illegitimate purposes with the intent of personal gain or an enhanced presentation on an entity’s financial condition or compliance status.  Any other over-ruling of prescribed policies and procedures must be documented and explained appropriately.  Manager override is explicitly prohibited, and employees are required to report attempts to override controls.

If you are aware of a potential conflict of interest or believe that the Code has been violated by an employee you must promptly report the violation to his or her direct supervisor, the Human Resources Director or such other personnel listed in this Code.  If a report is made to a person other than the Human Resources Director, such person must in turn report the violation to the Human Resources Director.  All violations by an officer or director of the Company must be reported directly to the Human Resources Director.  Employees may also choose to report any violations regarding record keeping or financial reporting to the Audit Committee of the Board of Directors.

Reports may be made in person, by telephone by calling the Auditor at 707-678-7758 or Human Resources Director at 916-570-1230, or in writing by sending a description of the violation and the names of the parties involved to the appropriate personnel mentioned in the preceding paragraph or to the personnel listed in this Code.  Reports to the Human Resources Director may be sent to the following address: First Northern Bank, Human Resources Department Manager, P.O. Box 547, Dixon, Ca., 95620.  Reports to the Audit Committee may be sent to the following address: First Northern Bank, Audit Committee, P.O. Box 362, Dixon, Ca., 95620 (this is a confidential Audit Committee use only P.O. Box).

When reporting a violation, you may choose to remain anonymous.  However, if you make an anonymous report, you should create and preserve your own record of this report in order to be able to demonstrate your compliance with the requirement of reporting violations.  Generally speaking, every effort will be made to maintain the confidentiality of reports of potential violations.  However, there may be a point where the identity of the reporting employee may become known or may have to be revealed in the course of the investigation or to take corrective action.

The Bank does not permit retaliation of any kind against employees for good faith reports of ethical violations. Any employee who attempts to or encourages others to retaliate against an individual who has reported a violation will be subject to disciplinary action.

Personal Conduct

1.          Trustworthiness/Personal Behavior and Appearance.  You should always be mindful of the Bank's position and reputation in the community.  Since the success of any banking operation depends on the public's trust, it is extremely important that you conduct your personal affairs in such a way as to avoid discredit or embarrassment to either yourself or the Bank.  Your personal behavior and appearance should, likewise, be governed by both common sense and good taste.  Employees are expected to provide complete and truthful information in dealing with Bank management.

2.          Discrimination and Harassment.  Discriminatory or harassing behavior may not only be illegal, but also precludes good customer, vendor and employee relations, all of which are essential to the success of the Bank.  Therefore, the Bank's policy prohibits discriminatory conduct or harassment with respect to Bank customers, vendors, employees or the general public, based on race, age, color, religion, ancestry, national origin, gender, sexual orientation, veteran status, disability or any other basis protected by federal, state or local law while conducting business for or representing the Bank in any manner.

Harassment includes but is not limited to:  making unsolicited or unwelcome written, verbal, physical and/or visual contact with sexual overtones; making reprisals or threats of reprisals or implied threats of reprisal following a negative response to a personal invitation you issued to another employee; engaging in implicit or explicit coercive sexual behavior to control, influence or affect the career, salary and/or work environment of another employee; or offering favors or employment benefits in exchange for sexual favors.

3.           Drugs and Alcohol.  You may not use, possess or sell alcohol or drugs on Bank property, nor work under the influence of such substances.  (The prescribed use and possession of legally obtained drugs is not prohibited unless it interferes with your work performance, nor is moderate consumption of alcohol during a Bank-sponsored social, business development or community activity).

4.            Weapons. You may not bring a weapon of any kind onto Bank property, including any property where a Bank function is taking place.  You may not use or threaten to use a weapon or physical violence against any employee, vendor or customer of the Bank.

Conflict of Interest

You must avoid situations and transactions which create or appear to create a conflict of interest.  A conflict of interest occurs when you engage in a personal activity or have a personal interest that conflicts with your duty to the Bank or adversely affects your judgment in the performance of work responsibilities, or when you use your position with the Bank or use the Bank's confidential information to benefit yourself rather than the Bank.  The Bank strictly prohibits its employees from taking any action or entering into any relationship that creates, or even appears to create, a conflict of interest without the prior approval of a supervisor.  The Bank’s President, Chief Executive Officer, Chief Financial Officer, Controller and Members of the Board of Directors must receive approval of the Board of Directors or a committee of the Board of Directors prior to taking any action or entering into any relationship that creates, or even appears to create, a conflict of interest.  For purposes of determining whether a conflict exists, the actions of an employee’s immediate family members are treated as those of the employee and are therefore subject to the same considerations.

Conflicts can arise due to either personal or business relationships with customers, suppliers, business associates or competitors of the Bank.  For example, you should:

1.            Not be a signer on any account over which you exercise control as a Bank employee;

2.           Not be a signer on any customer's account, act as a co-tenant of a safe deposit box, or otherwise represent another customer in dealings with the Bank, excluding accounts or boxes where the other customer is related to you by blood or marriage;

3.            Not enter into any business relationship (e.g., partnerships, joint ventures, syndicates) with present or prospective customers or suppliers.

4.           Unless prior approval of the Senior Credit Officer is obtained, not extend credit to: (a) any customers, if the proceeds are to be given or loaned to you or used to pay a debt owed by you, or to benefit you, a family member or a close relative; (b) any customers, if the loan, in whole or in part, will enable them to purchase real or personal property from you, a family member or a close relative; (c) any company in which you have an interest as a director, officer, controlling person or partner, or in which a family member or close relative has such an interest; or (d) customers or vendors of the Bank by way of loaning your own funds or personal credit by a guarantee or similar means; or

5.            Not make a loan to any public bank examiner who examines or has the authority to examine the Bank.

It is important to recognize that the appearance of a conflict may be just as damaging to the Bank's reputation as a real conflict.

When faced with a situation involving a potential or actual conflict of interest you should immediately notify your department manager and the Human Resources Director in writing.

Self-Dealing/Handling Personal Transactions/Loans

You must not represent the Bank in any transaction with a person or organization in which you or any of your family, relatives or close personal friends have a direct or indirect interest or from which any of you may derive a benefit.

You may not handle a loan application or participate in any credit decision (including overdrafts) for yourself, or for any of your family members, relatives, close personal friends, or entities controlled by family members, relatives or close personal friends; instead you must refer the borrower to another loan officer in an equal or higher position to make, check on the progress of and/or handle the loan.

Employees are not allowed to handle in any way their own banking transactions, nor those of their family members or relatives, even if the employee has the other party's authorization; such transactions must be referred to another employee or your manager to process.  Transactions that involve fee waivers, non-sufficient funds, overdraft fee reversals, overdrafts or similar matters for your accounts, or for those of family members, relatives or close personal friends, must be referred to your supervisor for processing and approval (even if you would otherwise be authorized to process the transaction or make such a decision).  You may not make decisions, approve transactions, or influence others to approve transactions on such accounts.

If you are asked to process a transaction for another employee, be careful to ensure the transaction is appropriate and within your authority.  (This policy does not apply to registered securities agents, brokers or representatives employed by the Bank, so long as they are allowed to process the transaction under the rules of the self-regulatory organization with which they are registered.)

You must not accept business opportunities from persons doing business or seeking to do business with the Bank if such opportunities are made available to you because of your position with the Bank.

You must never use your position with the Bank to influence public officials or others for your personal benefit.  Likewise, your Bank employment should not be used as leverage to gain favors from customers or suppliers.

Gifts/The Bank Bribery Act

Neither you nor members of your immediate family shall solicit or accept for yourselves or third parties (other than the Bank) any gift, offer of travel, unusual hospitality or other thing of value (other than your salary, commissions or bonus from the Bank) from any person or entity which either appears to be or is in connection with any business, service, confidential information or transaction of the Bank, either before or after a transaction is discussed or consummated.  Criminal penalties may be imposed for violating this prohibition.

The foregoing is not intended to preclude the receipt of unsolicited non-cash gifts of nominal value or customer hospitality from persons or entities doing business with the Bank, when it is clear from the circumstances that no attempt is being made to influence you.  A gift of nominal value is defined as being $500 or less during any twelve-month period. Cash is defined to include gift cards such as VISA, MasterCard, American Express cards that are a cash stand-in. Gift cards for food, entertainment venues or specific retail establishments are not defined as cash and are acceptable within the limits outlined.

Possible exceptions to the general prohibition regarding the acceptance of things of value may include:

1.            Acceptance of gifts, gratuities, amenities or favors based on family relationships (e.g., from a parent, child or spouse of a Bank employee) where the circumstances make it clear that it is those relationships, rather than the business of the Bank, which are the motivating factors;

2.          Acceptance of meals, refreshments, travel arrangements, accommodations, or entertainment, all of reasonable value and in the regular course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions, provided the expenses would be paid for by the Bank as a reasonable business expense, if not paid for by another party;

3.           Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, except where prohibited by law;

4.            Acceptance of civic, charitable, educational, or religious organization awards for recognition of service in an amount of $300 or less during any twelve-month period.

5.            Acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars, and similar items; and

6.            Acceptance of discounts or rebates on merchandise or services that are offered by a third party to the general public.

If you are offered or anticipate receiving a gift or other thing of value, which is not permitted under the above guidelines, you must report it immediately in writing to your department manager and the Human Resources Director.

If you are uncertain as to the propriety of a gift, you must seek the written approval of your department manager before accepting it.  Your request should be in writing and should state all relevant facts.  You must send a copy of the request and the approval to the Human Resources Director.

Bequests or Legacies

You and your immediate family must not accept bequests or legacies from customers of the Bank (other than a family member, relative or close personal friend, or a person who has never dealt with you as a representative of the Bank) under a will or trust without the advance written consent of your department manager.  If you find that you are named as a beneficiary in a will or trust not involving a family member, relative or close personal relationship, or you first learn of the fact after the death of a grantor who was a customer, you should immediately notify your department manager.

Fiduciary (Trust) Appointments

You may not accept any appointment as an executor, administrator, guardian, trustee, or any similar fiduciary capacity without the prior written approval of your department manager.  Notice of such appointment shall be sent to the Human Resources Department.  This does not, however, apply to appointments made by family members, relatives, or close personal friends, provided the duties required will not interfere with the proper performance of your duties to the Bank.

Personal Financial Responsibility

Bank employees are expected to demonstrate an ability to manage personal finances properly, particularly the intelligent use of credit.  Imprudent personal financial management can affect job performance and reflects poorly on your ability to perform responsibilities of a financial nature.

Acting as an accommodation co-signer or guarantor for others can be a risky practice and often results in the accommodation co-signer or guarantor having to pay the obligation.  As such, you should not assume co-signer or guarantor responsibilities unless you are in a position to pay the entire obligation upon demand.

Employee Borrowings

You may not borrow money from customers, vendors or suppliers (including personal friends) of the Bank, unless the lender is a recognized lending institution.  The term "borrow" does not include a loan from a family member or purchase from a customer or supplier resulting in an extension of credit in the normal course of business.

Federal law imposes certain restrictions on loans by the Bank to its executive officers, directors, principal shareholders, and their related interests.  Questions regarding such loans should be directed to the Senior Credit Officer.

Personal Investments

Bank employees, by the very nature of their positions, must be particularly circumspect regarding investments which may appear improper to customers, supervisory authorities or the public.  You should consult with the Human Resources Director if you have or are considering any investments of questionable propriety.

You should avoid entering into transactions where it may appear that you are benefiting improperly from your relationship with the Bank or violating your fiduciary responsibilities.  This applies to investments by members of your immediate family, as well.

While a complete list of such matters cannot be given, you must refrain from directly or indirectly owning or purchasing any of the following:

1.           Real or personal property in which the Bank has or intends to obtain an ownership interest (e.g., through purchase, foreclosure, or repossession, or in a fiduciary capacity).  This does not include any sale of the Bank's fleet automobiles or surplus personal property offered through a third party to the general public, as long as the sale is in accordance with the Bank's established policies.  Note: Although employees may purchase such property if it is offered through a third party to the general public, it is against Bank policy for executive officers (as defined by Regulation "O") to do so.

2.          Stocks, bonds, or other securities (a) pledged to the Bank as collateral, (b) sold by the Bank in a fiduciary capacity, or (c) issued by any entity indebted to the Bank, except for securities, which are publicly traded.

3.            Stock of any business or financial institution in anticipation of its merger with or acquisition by the Bank.  Investment in stock of any financial institution, even though made in good faith and without prior inside knowledge, should be given careful consideration because of the possible adverse publicity to the Bank in the event of a subsequent merger with, or acquisition by the Bank.

4.            Trust deeds, mortgages or chattel mortgages that are a lien against property in which the Bank has a security interest.

5.            An interest in any company which is a customer, vendor, or supplier of the Bank.  This limitation does not apply to the ownership or purchase of less than 5 percent of the outstanding stock of any company whose securities are listed on a national securities exchange or quoted on the NASDAQ automated quotation system.

6.            An interest in a company for which you are the account officer or in which you have access to information which is not generally available to the public.

7.            If you deal with securities firms in purchasing or selling securities for the Bank or its customers, you may not accept preferential treatment from those firms in your personal dealings with them.  Any appearance of a conflict of interest must scrupulously be avoided.

Securities Trading and Investment Guidelines

The reputation of the Bank is dependent upon its employees maintaining the highest standards of ethical conduct.  The Bank restricts transactions involving its securities, as well as securities of others where conflicts of interest could arise.  The restrictions on trading stated below are not exclusive.  If you are subject to more stringent restrictions you must comply with them.

A.	Prohibited Use of Inside Information

All decisions to purchase or sell securities must entirely be based upon information which is available to the public.  Anyone in possession of "material nonpublic information," also known as "inside information," must not trade in or recommend the purchase or sale of the securities involved until the information has been made available to the public.  "Inside information" includes any information, written or oral, which is not generally available to the public and due to its nature might affect the value of the corporation's securities.  Information, which has been disclosed to the public for at least three business days, is generally not considered to be "inside information."

You may not divulge "inside information" regarding the Bank or any other entity which has come into your possession as part of or through any business relationship or transaction between the Bank and such entity.  Not only are you prohibited from buying or selling securities based upon "inside information," the law also imposes "tipper" liability upon anyone who discloses (for other than a legitimate corporate purpose) confidential information to an outsider who either uses that information to cause changes to an investment portfolio or passes the information along to someone else who effects such a change.

Examples of prohibited activity include, but are not limited to the following:

1.            Disclosure of "inside information" to anyone for their own personal use.

2.          Buying, selling, or doing any transactions through your own accounts, relative-related accounts or accounts over which you exercise control, investment discretion or other similar power on the basis of "inside information."

3.            Generating transactions or making investment decisions for the benefit of the Bank or any of its customers on the basis of "inside information."

4.            Communicating "inside information" to anyone outside or within the Bank except for a legitimate corporate purpose.

5.           Soliciting or accepting disclosure of "inside information" from fellow employees or soliciting or accepting access to files which contain "inside information" except where there is a legitimate corporate purpose.

If you receive a request for "material nonpublic information" from any outside source or Bank employee which is not relevant to the performance of that employee's duties, immediately report the request to the Bank Security Officer or, in the case of an employee request, the Human Resources Director.

Any use or disclosure of "inside information" by you may subject you, the Bank, and any person to whom the "inside information" is communicated, to severe liabilities, both criminal and civil, under both state and federal law.  It also could result in the immediate termination of your employment by the Bank.

B.	Transactions Involving Securities Issued by a Customer

You may not effect any transaction in securities issued by a customer if you are in possession of any "material nonpublic information" concerning the customer.

No loan account officer or senior credit officer may affect any trades or investments involving the securities of their customers or any customer about which confidential information is readily available.

If you have direct or indirect responsibility or access to a customer's file during the ordinary course of business, and, as a result, have potential access to confidential information, you should not make an investment in securities issued by such customer.

Examples of customer information which may be considered material include, but are not limited to, the following:

1.	Impending acquisition or divestiture;

2.	Undeclared insolvency or liquidity problems;

3.	Inability to repay a debt when due, defaults under agreements, or actions by creditors, customers or suppliers relating to a company's credit standing;

4.	Debt restructurings or extraordinary borrowings;

5.	New invention or discovery;

6.	Major contract award;

7.	Failure to obtain a major contract;

8.	Pending litigation or governmental proceeding;

9.	Major purchase or sale;

10.	Pending tender offer or merger;

11.	Increase or decrease in dividend payments;

12.	Advance earnings report;

13.	Financial projections and financial statements; and

14.	Securities offerings.

C.	Transactions Involving Securities Issued by a Supplier

You are prohibited from trading in securities of any supplier with whom the Bank is negotiating if you are directly involved in or have "inside information" concerning such negotiations.

D.	Transactions Involving Securities of Parties to a Potential or Actual Takeover

You are prohibited from trading in securities of any target or acquirer involved in a potential or actual takeover if you are directly involved in or have nonpublic information concerning the takeover.

E.	Transactions Involving Securities Issued by the Bank

You may not invest or trade in the Bank's securities while in possession of "material nonpublic information" concerning the Bank (or an affiliate).

Examples of information which might be deemed material include:

1.	Advance earnings report or proposed changes in predicted earnings;

2.	Large or unusual write-offs, write-downs, profits or losses;

3.	Substantial non-performing loans;

4.	Substantial embezzlements or other situations, the notoriety of which could affect the market price of the Bank's securities when made public;

5.	A proposal to issue or redeem securities, including new equity or debt offerings;

6.	Planned stock splits;

7.	Developments regarding senior management;

8.	Widespread management reorganization;

9.	Increase or decrease in dividend payments;

10.	Securities offerings;

11.	Major new products; and

12.	Pending litigation or government proceedings.

This list is not all inclusive.  If you have any questions concerning the propriety of trading at a particular time due to possession of sensitive, nonpublic information, the materiality of which is not clear, contact the Human Resources Director.

The safest time to effect trades or investments in the Bank's securities is generally during the third to twelfth business day period following the public dissemination of any material corporate disclosure (e.g., press releases, quarterly reports, the 10-K, 10-Q, the Annual Report, an S-3, an S-8 or an 8-K), provided you are not in possession of any additional material information not contained in such materials or otherwise available to the public.

In addition to not trading on the basis of "inside information," speculative trading, including short sales (a purchase and sale within 6 months) and trading in puts, calls and other options, with respect to the Bank's securities, is prohibited.

Confidential Information

During the course of your work, you may hear or have access to confidential information about the Bank or about present and prospective customers, suppliers, shareholders and other staff members.  Such information must be held in the strictest of confidence and it is to be used solely for corporate purposes and never for personal gain.  Under no circumstances should such information be transmitted to persons outside the Bank, including your family or associates, or to other employees of the Bank unless they have a need to know such information to discharge their duties.  In general, the only exceptions to this policy would be routine credit inquiries, information released in the normal course of business (e.g., for the negotiation of checks), disclosures required by law or regulation, legal process and information authorized for release by customers.

If you are authorized to reveal confidential information to another, you must specifically designate such information as confidential.  For example, if you provide material nonpublic information to accountants or other consultants who have been retained to assist in an acquisition, you must make it clear such information is confidential in order to avoid "tipper" liability under the securities laws.  Before revealing confidential information to outsiders, you should ascertain whether outside law firms, rating services, investment banks, accountants and other outside consultants to whom confidential information may be given have confidential or "inside information" compliance procedures in place to guard against any misuse of such information by members of such firms.

You must keep all files, records, or inquiries regarding customers and employees and other records that contain confidential information in a secure place.  Do not leave documents of a confidential nature lying on your desk or work area when you are not using them.

If particularly sensitive information is involved, additional precautions should be taken.  If possible, avoid using file names which might disclose confidential information.  Confidential files and word processing disks or tapes should be kept in a locked cabinet or other secure place.

When transporting confidential documents, keep them in sealed envelopes or folders marked as "confidential."  Any envelopes or folders marked as "confidential" or "personal" should only be opened by the addressee.

If you find it necessary to carry sensitive information off premises, due care should be taken to protect its security.  Care also should be taken not to discuss any matter of a confidential nature on cellular or digital phones, on car phones, on elevators or other public conveyances, in restrooms, restaurants or other public places where the conversation might be overheard.  You must be sensitive to whether information is confidential when using E-mail, voicemail or facsimile machines, or the Internet.

You must keep all identification and access codes, security equipment, security programs and security procedures confidential.

You must not disclose confidential information, whether it is in a written form or in your memory, even after you leave your employment or position with the Bank.

You must comply with all other Bank policies and procedures relating to confidentiality, including those that have been adopted for your line of business or department.

Protecting Bank Information

All Bank information must be protected against unauthorized access, modification, destruction, disclosure or release to unauthorized parties.  Employees must follow applicable policies and procedures and safeguard information in whatever form it exists (e.g., electronic or hard copy).

Books and Records, Accounting Controls and Disclosures

The Bank requires that all its books and records be maintained accurately and with honesty.  This requires that no fund, asset, liability, revenue or expense be concealed or incompletely recorded for any purpose.  All entries must be supported by documentation adequate to permit the books and records to be verified by audit.  Proper accounting requires not only careful compliance by the Bank’s accountants, but also the cooperation of all employees who are involved in keeping financial records of any type.

Use of the Bank's Name

Good judgment should be exercised at all times to avoid the use of the Bank's name or its logo in any manner which may imply the Bank's endorsement of any outside activity or product.  Requests for Bank endorsement and/or use of the Bank name/logo require approval from the Marketing Department.

Suspicious Activity Reports

It is unlawful to disclose to a customer or other person who is the subject of a suspicious activity report the contents or existence of a Suspicious Activity Report. You may, however, discuss a SAR with other Bank employees who have a need to know, Bank’s counsel and law enforcement officials, as appropriate.

Bank Examination Reports

Periodically, various regulatory agencies examine the Bank.  The reports generated as a result of the examination usually remain the property of the issuing agency and are considered strictly confidential.  Employees are prohibited from disclosing any information contained in or related to such examination reports.  These prohibitions may extend to subpoenas.  If a subpoena requests such information, consult with Bank’s Cashier’s Department.

Disclosure of Corporate News and Information

Financial information about the Bank is not to be released to anyone unless it is included in a published report or otherwise made generally available to the public.  Any questions concerning the disclosure of confidential information should be referred to the Chief Financial Officer.

All media inquiries regarding the Bank should be referred to the Marketing Department.  The following subjects are never to be discussed with the media or in any other public forum:

1.	Confidential business matters which could be of interest to competitors.

2.	Information about a customer and the customer's dealings with the Bank.

Information Regarding Past and Present Employees or Directors

The policy of the Bank is to safeguard the confidential aspects of its relationship with its employees and directors; to satisfy all requirements of applicable labor laws; and to maintain uniformity in replies to inquiries concerning past and present employees.  In order to assure that this policy is consistently maintained, any request for information regarding past or present employees or directors must be referred to the Human Resources Department.  This includes inquiries relating to employment, salary verification and performance evaluation.  Employees may give a personal recommendation (not on Bank stationery) regarding a friend who is or was a Bank employee, but such recommendation may make no reference to the individual's performance as an employee of the Bank.

The above procedures apply to all requests, whether written or oral, regarding Bank employment.  They do not apply, however, to routine credit inquiries from legitimate businesses regarding deposit or loan information or to those instances in which the Bank appears to be a victim of a crime or for other legitimate business reasons.  Credit inquiries may be answered in the normal course of business by the banking office where the employee's accounts or loans are carried.

Fidelity Coverage

Every employee must be covered by the Bank's fidelity bond.  The Bank will not continue to employ anyone who ceases to be eligible for coverage.

Obeying Laws and Regulations

The Bank and its employees may be subject to penalties if they violate any laws or regulations.  It is therefore important that you be familiar with the laws and regulations governing the line of business in which you work and that you be careful to ensure that you fully comply with them.  Compliance with laws and regulations is every employee's responsibility.  Employees who commit illegal acts could be subject to disciplinary action which may include termination.

You must report all instances of known or suspected illegal activities or other suspicious activities on the part of any employee, agent, customer or potential customer of the Bank.  If you are uncertain as to the propriety of an individual's actions, call the Operations and Compliance Officer to obtain clarification.  You must promptly notify the Operations and Compliance Officer if you believe an employee, agency, customer or potential customer has committed or tried to commit an illegal act or if you discover any circumstances which suggest that a crime has been committed.  Failure to report suspected illegal activities properly may subject you to disciplinary action, including, if appropriate, termination.  The Bank is required by law to report violations or suspected violations of criminal laws to federal and/or state law enforcement agencies.  As noted above, it is a crime to disclose the contents or existence of a suspicious activity report to anyone other than Bank employees or the Bank’s legal counsel to the extent that such persons are involved in preparing or submitting the report.

Dishonest and fraudulent acts by Bank employees are crimes under federal and state law, and may be punishable by fines and/or imprisonment.  Examples of activities prohibited by law include:

1.	Accepting anything of value (except an employee's salary or other compensation paid or sanctioned by the Bank) in connection with Bank business (See "Gifts/the Bank Bribery Act" page 6);

2.	Willfully making any false or untrue entry or willful omission in any book or record of the Bank;

3.	Stealing, embezzling or misapplying corporate funds or assets;

4.	Willfully making any statement or rumor which is derogatory and untrue regarding the financial condition of any bank doing business in California.

5.
Intentionally failing to make Currency Transaction Reports or other reports required under the Bank Secrecy Act (collectively referred to as "CTRs"), or assisting in the structuring of a transaction to avoid the filing of a CTR, as required by law;

6.	Using threats, physical force or other unauthorized means to collect money;

7.	Issuing unauthorized obligations (such as certificates of deposit, notes or mortgages);

8.	Certifying a check drawn on an account with insufficient funds;

9.	Unless specifically permitted by law, making a loan or giving a gift to a regulator who has the authority to examine any Bank affiliate;

10.	Using a computer to gain unauthorized access to the records of a customer.

11.	Concealing or misapplying any of the Bank's assets; and

12.	Loaning funds to, or depositing funds with third parties with the understanding, express or implied, that the party receiving such funds will make a loan or pay any consideration to you.

Money Laundering Activities/the Bank Secrecy Act/OFAC

Both federal and state law prohibit the laundering of money or aiding and abetting the laundering or attempted laundering of money or avoidance of any Bank Secrecy Act reporting requirement.

Money is laundered to hide the criminal activity associated with it, including the crimes by which it is generated, e.g., drug trafficking, tax avoidance, counterfeiting, etc.  Employees need to "know their customer," and be alert to the dangers to the Bank should it, even unwittingly, become involved in receiving or laundering proceeds of crimes.

Financial institutions and their affiliates are required to report any known or suspected laundering of money or the structuring of transactions to avoid Bank Secrecy Act reporting requirements.  Employees must contact the Operations and Compliance Officer immediately in the event any known or suspected criminal activity or transaction, or other suspicious or unusual activity, comes to their attention.

Federal law also prohibits the processing of any transactions involving a person, business, or government agency who is named on the Office of Foreign Assets Control's Specially Designated Nationals list ("SDN") or who is otherwise the subject of economic sanctions by the U.S. government.  Employees are to immediately report any transaction, loan application, letter of credit application, or other bank account, service or document which may involve or make reference to an SDN to the Operations and Compliance Officer.

Anti-Competitive Activities

Federal law prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition.  A violation of the law can occur through a formal or informal agreement between the Bank and a competitor to (1) fix prices; (2) allocate markets; or (3) refuse to deal with particular suppliers or customers.

If you are in contact with the Bank's competitors, you must avoid any agreements with them (or even circumstances that might give the appearance of such agreements) relating to how the Bank conducts or will conduct its business.  You should be especially careful at social or professional gatherings and at trade association meetings.  Discussions or exchanges of information relating to competitive matters (e.g., cost, pricing or strategy) must carefully be avoided.

In addition, federal law specifies that banks in general may not extend credit, lease or sell property of any kind, or furnish any service, on the condition that the customer:  (1) obtain additional credit, property or service from the Bank; (2) provide some additional credit, property or service to the Bank; or (3) refrain from obtaining some other credit, property or service from a competitor of the Bank.  Employees may, however, cross-sell the Bank's products, and ask for our customer's business.

Questions concerning anti-competitive issues should be directed to the Human Resources Director.

Directors or Officers in Outside for Profit Companies

You may not serve as an officer, director, advisory director or on any committee of an outside for profit business organization without the prior written approval of the Chief Executive Officer.  Employees serving in such capacities at the request of the Bank are covered to a limited extent by the Bank's Director and Officer Liability Insurance policy.  Any employee considering such service should confirm adequate liability insurance is maintained by the business organization for the employee's protection and/or that the organization has taken appropriate action to indemnify its officers and directors to the extent permitted by law.

The foregoing does not apply to any fiduciary account where the Bank finds it necessary or helpful for you to be appointed as an officer or director of an outside organization (e.g., where the Bank holds or controls a substantial interest in the company because of its responsibilities).  Such appointments may, under certain circumstances, require the approval of the Board of Directors.

Directors or Officers in Nonprofit Companies and Civic and Charitable Organizations

The Bank recognizes the benefits of active participation by employees in nonprofit organizations, such as the Red Cross, United Way and community organizations.  Appointments as a trustee, director or officer of a nonprofit religious, charitable or health and welfare organization are recognized as worthwhile community involvement. However, if you are considering an appointment as trustee, director or officer of a health and welfare organization (including but not limited to convalescent homes, hospitals or health maintenance organizations), you must obtain the prior written consent of the Chief Executive Officer.  If you have been specifically asked by the Bank to serve as a trustee, director or officer of a nonprofit organization, prior to serving you must notify the Bank's Chief Executive Officer in writing that you intend to serve as requested.  Employees serving in such capacities at the request of the Bank are covered to a limited extent by the Bank’s Director and Officer Liability Insurance policy.

Outside Employment

You are expected to devote full-time attention and energy to your career with the Bank.  Significant outside employment or employment in positions or establishments which may result in adverse public reaction must be avoided.  The Bank's policy requires that you obtain the prior written consent of your department manager, the Bank Auditor and the Chief Financial Officer prior to accepting any outside employment which would require a significant amount of your time.  No outside employment of any kind will be approved which might subject the Bank to criticism or which would encroach upon working time, interfere with regular duties, or necessitate such long hours as to affect your working effectiveness.
You must avoid outside employment which involves or may appear to involve a conflict of interest.  Examples include:

1.	Employment by a company or personally engaging in any activity that it competitive with the Bank.

2.	Employment which involves the use of the Bank's equipment, supplies or facilities.

3.
Employment which involves the preparation, audit or certification of statements, tax returns or other documents upon which the Bank may place reliance for lending or other purposes.  If you prepare income tax returns for individuals or entities other than yourself, you must obtain confirmation from your potential client that the client does not intend to use your work product as part of any transaction with the Bank.

4.
Employment which involves the rendering of investment, legal or other advice, or exercising judgment which is based upon information, reports or analyses that are accessible primary from or through your employment with the Bank.

5.	Employment which may reflect adversely on you or on the Bank.

6.	Employment under circumstances which may suggest the sponsorship or support of the Bank on behalf of the outside employer or an outside organization.

7.	Employment as an insurance or securities broker, agent or representative.

8.
Employment as a real estate salesperson, broker, agent or contractor (except with the prior written approval of the Human Resources Director.  Prior written approval is required since there are a number of potential conflict of interest situations, as well as possible violations of banking laws, which must scrupulously be avoided in this area).

Solicitation And Distribution Activities

In order to minimize work interruptions and to maintain a businesslike environment, the Bank restricts solicitation and distribution activities on its property.  Unless officially sanctioned by the Bank and approved by Senior Management of the Bank, you may not permit:  (1) the display of any advertisement or promotion, or the sale of any goods or services by others on Bank property; and (2) non employees to solicit contributions or place literature on Bank property.

You may not solicit contributions from other employees on your or their work time in work areas without prior approval of the department manager (e.g., Girl Scout Cookies, school fund raising projects, Mary Kay products, Amway products, etc.).  Distribution of literature in work areas is also prohibited unless it is in the normal course of Bank business (e.g., IRS forms, Bank forms and Federal Reserve pamphlets).

Advice To Customers

A.	Legal Advice

You may occasionally be asked by customers to make statements which relate to the legality of particular transactions.  Neither the Bank nor its employees are authorized to practice law for or provide legal advice to customers.  As such, you must exercise care in your discussions with customers.  Nothing must be said which might be interpreted as the giving of legal advice.

B.	Tax or Investment Advice

You must avoid giving customers advice on tax matters, the preparation of tax returns, or investment decisions, except as may be appropriate in the performance of a fiduciary responsibility or as otherwise required in the ordinary course of your duties.

C.	Recommending Other Firms To Customers

During the course of your contact with customers and the general public, you may occasionally be asked to recommend others who provide professional services.  Typically, such requests involve attorneys, accountants, securities dealers, insurance agents, brokers and real estate agents.  Customers who receive recommendations must be given several qualified sources, without indicating any preference or warranty by the Bank, excluding only referral arrangements made by the Bank.

Speeches and Articles for Publication

You may not speak on behalf of the Bank or discuss the Bank's policies or procedures in articles, speeches or presentations without the prior written consent of the Chief Executive Officer.  Although you are encouraged to prepare articles and make presentations in your individual capacity, you must avoid any appearance that you represent the Bank with respect to such articles or presentations.

You may not use official Bank stationery for personal correspondence or other non work related purposes.

Neither you nor members of your immediate family may solicit honoraria for public speaking or writing services performed on behalf of the Bank or by reason of the fact that you are an employee of the Bank.  You may not accept honoraria worth more than a nominal amount ($100) without the prior approval of the Human Resources Director.  However, you may accept reimbursement of related expenses.

Political Activities

The Bank believes that it is important for every citizen to take an active interest in political and governmental affairs.  You are encouraged to keep yourself well informed concerning political issues and candidates and, to the degree practicable, take an active role in fostering better government.  You should make it clear at all times, however, that your participation in political activities is done as a private citizen and not as a representative of the Bank.

For legal and other reasons, your political activities must not be conducted during work hours and must not involve the use of the Bank equipment, supplies or facilities.  You may not make any political contributions (in the form of cash, goods or services) directly or indirectly (e.g., through reimbursement) on behalf of the Bank.

If you run for political office or are considering a prominent role in a campaign or ballot measure, you are encouraged to consider the Bank's position.

If the amount of time required by your political activities is significant and may have an adverse effect on your overall performance, prior notice and approval by the Human Resources Director is required.  If you become involved in political activities, you should also seek competent legal advice concerning the laws governing campaign financing and practices.

Under no circumstances may you make any payment to any government official or other person or organization which might in any way be construed to be improper, illegal, a bribe, a kickback, etc.  If any transaction with a government official or other person or organization seems even remotely questionable, it must be referred to the Cashier’s Department for a determination as to its propriety.

Although it is the Bank's policy not to endorse individual candidates in an election, you are free to express your own opinions, as long as it is clear that they are your own personal opinions.  You may not write supportive letters for candidates or issues on Bank stationery or act in any way which suggests the Bank's support of or opposition to a candidate or issue.  When the Bank deems it appropriate to take a public position on issues, it will designate specific individuals to speak on its behalf.

The roles of treasurer and assistant treasurer in political campaigns can present unusual problems because of the complex nature of the laws governing campaign contributions.  A potential conflict of interest can also arise because of an employee's access to insider information and customer lists.  Accordingly, you should normally decline to accept such positions if there is any potential for a conflict of interest (or any appearance of a conflict).  You must never use customer lists or exploit your business relationship with customers for the benefit of any campaign.

Disciplinary Action

The Bank has implemented the following disciplinary policies to ensure that prompt and consistent actions are taken in response to Code violations:

A.	Range of Penalties

All violations of this Code will be treated seriously and will result in the prompt imposition of penalties which may include (1) an oral or written warning, (2) a reprimand, (3) suspension, (4) termination and/or (5) restitution.  Violations will also be reported to the appropriate regulatory agencies or other authorities.

B.	Disciplinary Process

The penalty for a particular violation of this Code will be decided on a case-by-case basis and will depend on the nature and severity of the violation as well as the employee’s history of non-compliance and cooperation in the disciplinary process.  Significant penalties will be imposed for violations resulting from intentional or reckless behavior.  Penalties may also be imposed when an employee fails to report a violation due to the employee’s indifference, deliberate ignorance or reckless conduct.  Where there is credible evidence of a violation, the Human Resources Director will determine the appropriate sanction with the assistance of appropriate members of management.

C.	Consistent Enforcement

All employees, officers and directors will be treated equally with respect to the imposition of disciplinary measures.  Pursuant to this policy, all levels of employees will be subject to the same disciplinary action for the commission of a similar offense.